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EXHIBIT 12(a)


            BANKERS TRUST NEW YORK CORPORATION AND SUBSIDIARIES
      COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES
                           (dollars in millions)


                                                                  Three Months
                                                                     Ended
                                        Year Ended December 31,     March 31,
                            1990     1991     1992    1993     1994     1995
Earnings:
 1. Income (loss) before
     income taxes and
     cumulative effects
     of accounting
     changes             $  815   $  834   $  906   $1,550  $  869  $ (224)
 2. Add: Fixed charges
          excluding
          capitalized
          interest
          (Line 10)       4,826    3,614    3,099    3,148   3,884    1,178
 3. Less: Equity in undistri-
            buted income of
            unconsolidated
            subsidiaries and
            affiliates       47       31       40       30      45        7
 4. Earnings including
     interest on deposits 5,594    4,417    3,965    4,668   4,708      947
 5. Less: Interest on
           deposits       2,226    1,589    1,119    1,013     965      334
 6. Earnings excluding
     interest on deposits$3,368   $2,828   $2,846   $3,655  $3,743   $  613

Fixed Charges:
 7. Interest Expense     $4,799   $3,585   $3,072   $3,122  $3,858   $1,171
 8. Estimated interest
     component of net
     rental expense          27       29       27       26      26        7
 9. Amortization of debt
     issuance expense         -        -        -        -       -        -
10. Total fixed charges
     including interest on
     deposits and excluding
     capitalized interest 4,826    3,614    3,099    3,148   3,884    1,178
11. Add: Capitalized
          interest            -        -        -        -       -        -
12. Total fixed charges   4,826    3,614    3,099    3,148   3,884    1,178
13. Less: Interest on
           deposits
           (Line 5)       2,226    1,589    1,119    1,013     965      334
14. Fixed charges excluding
     interest on deposits $2,600  $2,025   $1,980   $2,135  $2,919   $  844

Consolidated Ratios of Earnings
 to Fixed Charges:
  Including interest on
   deposits
   (Line 4/Line 12)        1.16     1.22     1.28     1.48    1.21      .80
  Excluding interest on
   deposits
   (Line 6/Line 14)        1.30     1.40     1.44     1.71    1.28      .73

For the three months ended March 31, 1995, earnings, as defined, did not cover fixed charges, excluding and including interest on deposits, by $231 million, as a result of a net loss recorded during the period.
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